PURSUANT TO RULE 424(B)(3)
FILE NO. 333-73014

SUPPLEMENT TO PROSPECTUS
DATED JUNE 19, 2002

The prospectus of Uranium Resources, Inc. dated June 19, 2002 is hereby supplemented as follows:

The name “Mary C. Anderson” listed in the table of Selling Stockholders beginning on page 39 of the prospectus is hereby replaced with the name “Mary C. Anderson Revocable Trust UDT dated July 6, 1999;” and

The name “Salvador O. Gutierrez” listed in the table of Selling Stockholders is hereby replaced with the name “Gutierrez Anderson Trust UDT dated June 18, 2001.”

These changes reflect transfers of Company common stock completed after December 31, 2001 but before the date of this prospectus in which both transferors transferred all of their common stock.

The date of this prospectus supplement is September 25, 2002.